Exhibit 99.1

Lam Research Corporation Announces $2.3 Billion Capital Return Program

•	Announces $2 billion share repurchase authorization

•	11% Increase of quarterly dividend to $0.50 from $0.45 per share

Fremont, Calif., November 14, 2017 - Lam Research Corporation (Nasdaq: LRCX) today announced that its Board of Directors has approved a $2 billion share repurchase authorization, with execution planned over the next 12 to 18 months; and a 11% increase of the company’s quarterly dividend.

On an annualized basis, the quarterly dividend of $0.50 per share of common stock would return approximately $324 million to stockholders based on shares outstanding as of September 24, 2017. The increased dividend payment has been declared and will be made on January 10, 2018 to holders of record on December 6, 2017. Future dividend payments are subject to review and approval by the Board.

Also, the company is authorized to repurchase up to an additional $2 billion of common stock; this authorization supplements the remaining balances from any prior authorizations. Repurchases may be made through both public market and private transactions, and may include the use of derivative contracts and structured share repurchase agreements. The share repurchase program may be suspended or discontinued at any time.

"Our $2 billion share repurchase authorization and 11% growth in the quarterly dividend reflect the company’s outstanding performance, strong cash flow generation and our conviction in the exciting opportunities ahead for Lam," stated Martin Anstice, president and chief executive officer of Lam Research. "We remain committed to investing in sustainable growth and augmenting returns through the combination of share repurchases and growing our dividend over time.”

Caution Regarding Forward-Looking Statements:
Statements made in this press release that are not of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, but are not limited to: our plans and commitment to invest in sustainable growth, to augment returns and to execute a capital return program, including the share repurchase program, current and future quarterly dividends, and annualized return; and our financial performance, cash generation capability and business opportunities. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect, our continued financial health and ability to make share repurchases and pay dividends, as well as the other risks and uncertainties that are described in the documents filed or furnished by us with the Securities and Exchange Commission, including specifically the Risk Factors described in our annual report on Form 10-K for the fiscal year ended June 25, 2017, and Form 10-Q for the quarter ended September 24, 2017. These uncertainties and changes could materially affect the forward looking statements and cause actual results to vary from expectations in a material way. The Company undertakes no obligation to update the information or statements made in this press release.

About Lam Research:
Lam Research Corp. is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. As a trusted, collaborative partner to the world's leading semiconductor companies, we combine superior systems engineering capability, technology leadership, and unwavering commitment to customer success to accelerate innovation through enhanced device performance. In fact, today, nearly every advanced chip is built with Lam technology. Lam Research (Nasdaq:LRCX) is a FORTUNE 500® company headquartered in Fremont, Calif., with operations around the globe. Learn more at www.lamresearch.com. (LRCX-F)

Company Contacts:
Satya Kumar
Investor Relations
(510) 572 - 1615
Email: investor.relations@lamresearch.com